SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. 0)


Quadramed Corp.
(Name of Issuer)


Common Stock
(Title of Class of Securities)


74730W101
(CUSIP Number)


June 30, 2000
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[x  ]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


CUSIP No.   74730W101     13G


1.
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Corporation
39-1940778
--------------------------------------------------------------------------------
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)

(b)
--------------------------------------------------------------------------------
3.
SEC USE ONLY


--------------------------------------------------------------------------------
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin
--------------------------------------------------------------------------------
                               5.  SOLE VOTING POWER
NUMBER OF                          2,167,968
SHARES                         -------------------------------------------------
BENEFICIALLY                   6.  SHARED VOTING POWER
OWNED                              -0-
BY EACH                        -------------------------------------------------
REPORTING                      7.  SOLE DISPOSITIVE POWER
PERSON                             2,160,410
WITH                           -------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   650
--------------------------------------------------------------------------------
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,167,968
--------------------------------------------------------------------------------
10.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.51%
--------------------------------------------------------------------------------
12.
TYPE OF REPORTING PERSON*

HC
--------------------------------------------------------------------------------


CUSIP No.   74730W101     13G


1.
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Investment Research & Management Co., LLC
--------------------------------------------------------------------------------
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)
(b)
--------------------------------------------------------------------------------
3.
SEC USE ONLY


--------------------------------------------------------------------------------
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin

--------------------------------------------------------------------------------
                               5.  SOLE VOTING POWER
NUMBER OF                          1,890,884
SHARES                         -------------------------------------------------
BENEFICIALLY                   6.  SHARED VOTING POWER
OWNED                              -0-
BY EACH                        -------------------------------------------------
REPORTING                      7.  SOLE DISPOSITIVE POWER
PERSON                             1,884,134
WITH                           -------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   650
--------------------------------------------------------------------------------
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,890,884
--------------------------------------------------------------------------------
10.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.42%
--------------------------------------------------------------------------------
12.
TYPE OF REPORTING PERSON*

IA
--------------------------------------------------------------------------------


Item 1(a).
Name of Issuer:

Quadramed Corp.

Item 1(b).
Address of Issuer's Principal Executive Offices:

22 Pelican Way, 2d Floor
San Rafael, CA  94901

Item 2(a).
Name of Persons Filing:

Firstar Corporation
and
Firstar Investment Research & Management Co., LLC

Item 2(b).
Address of Principal Business Office or, if none, Residence:

Firstar Corporation
777 E Wisconsin Avenue
Milwaukee, WI  53202

Firstar Investment Research & Management Co., LLC
777 E Wisconsin Avenue
Milwaukee, WI  53202

Item 2(c).
Citizenship:

Firstar Corporation :  Wisconsin

Firstar Investment Research & Management Co., LLC:  Wisconsin

Item 2(d).
Title and Class of Securities:

Common Stock

Item 2(e).
CUSIP Number

74730W101

Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)[   ]  Broker or Dealer registered under Section 15 of the Act
          (15 U.S.C. 78o).
(b)[   ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)[ X ]  An investment adviser in accordance with Section
          240.13d-1(b)(1)(ii)(E).
(f)[ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
(g)[ X ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
(h)[ ] A savings association as defined in Section 13(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)[   ]  A group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.
Ownership:

(a) Amount beneficially owned:  2,167,968
(b) Percent of class:  8.51%
(c)(i)  Sole power to vote or to direct the vote:  2,167,968
(c)(ii) Shared power to vote or to direct the vote:  0
(c)(iii)Sole power to dispose or to direct the disposition of:  2,160,410
(c)(iv) Shared power to dispose or to direct the disposition of:  650

Item 5.
Ownership of Five Percent or Less of a Class:

Inapplicable

Item 6.
Ownership of More Than Five Percent on Behalf of Another Person:

Inapplicable.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Inapplicable

Item 8.
Identification and Classification of Members of the Group:

Inapplicable

Item 9.
Notice of Dissolution of Group:

Inapplicable

Item 10.
Certification:

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  FIRSTAR CORPORATION



                                              By: /s/Jennie P. Carlson
Dated August 1, 2000                              Jennie P. Carlson
                                                  Executive Vice President



                                                  FIRSTAR INVESTMENT RESEARCH &
                                                  MANAGEMENT CO., LLC



                                              By: /s/Jeff Squires
Dated August 1, 2000                              Jeff Squires